UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. )
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2011
VERSAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9309	54-0852979

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6850 Versar Center Springfield, Virginia	22151

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 750-3000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On a Form 8-K filed on February 11, 2011, Versar, Inc. (the “Company”) announced the resignation of Lawrence W. Sinnott as Chief Financial Officer of the Company. On February 24, 2011, the Company entered into a Separation and General Release Agreement (the “Agreement”) with Mr. Sinnott providing for certain continuing payments to Mr. Sinnott and his release of claims against the Company. The Agreement provides for continuation of salary payments to Mr. Sinnott at the base salary rate in effect on his last day of employment for a period of twelve months from February 12, 2011, for a gross payment in the aggregate amount of $250,000. The Agreement also addresses Mr. Sinnott’s continuing rights to certain other benefits provided by the Company and provides for the vesting of all restricted stock awards held by Mr. Sinnott as of February 24, 2011 and the extension by 90 days of the exercise term of vested stock options held by Mr. Sinnott.
In addition, on February 25, 2011, the Company entered into a Consulting Agreement with Mr. Sinnott effective as of February 25, 2011, pursuant to which he has agreed to remain available for consultation regarding his prior work for the Company through July 1, 2011. The Company will pay Mr. Sinnott a consulting fee at the rate of $120 per hour for time actually spent with a not to exceed amount of $30,000.
The Company is amending its previous Form 8-K to report the entering into of both the Separation and General Release Agreement and the Consulting Agreement. The above summary of the Agreements does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreements. The Agreements is filed as Exhibits 10.1 and 10.2 respectively to this Current Report.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
10.1 Separation and General Release Agreement between Lawrence W. Sinnott and Versar, Inc. effective February 24, 2011
10.2 Consulting Agreement between Lawrence W. Sinnott and Versar, Inc. effective February 25, 2011

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 28, 2011	VERSAR, INC.
	By:	/s/ James C. Dobbs
James C. Dobbs
Senior Vice President and General Counsel

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